FOR IMMEDIATE RELEASE                           October 24, 2007

Butte Creek Brewing Company -- The Official Beer of Planet Earth™ --  featured today at two prestigious events!

Boulder, Colo. -- Golden West Brewing Company (OTCBB: GWBC) is pleased to announce its line of organic ales and lagers will be showcased at tastings today at two renowned California events:

The 17th Annual Environmental Media Awards honor film and television productions and individuals who increase public awareness of environmental issues while inspiring personal action on these issues. The awards recognize writers, producers, directors, actors, and other individuals in the entertainment industry actively expressing their concern for the environment through their work. The star-studded EMA award show will air worldwide on November 7th on E! Entertainment Television and BBC International.

In San Francisco, Business for Social Responsibility (BSR) will host 1,100 leaders from 40 countries in San Francisco, Calif., this week at its global conference, the most influential world event dedicated to corporate responsibility and sustainable business strategies.

“These types of events are great exposure for our Butte Creek organic ales and lagers, as they mirror our corporate philosophy,” said John Power, President of Golden West Brewing.

About Golden West Brewing Company, Inc.: Golden West Brewing Company, Inc. was formed in 2003 and completed a small self-underwritten public offering in 2006.  Golden West through its wholly-owned subsidiary Golden West Brewing Company acquired the assets and certain liabilities of Butte Creek Brewing Company of Chico, California in August 2005.   Founded in 1996, Butte Creek Brewing Company is one of the pioneer certified organic micro-breweries in the United States.   Butte Creek’s Organic Pilsner won a Gold Medal at the 2006 Great American Brewers Festival (GABF).

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov)